Filed pursuant to Rule 424(b)(3)
Registration No. 333-129487

PROSPECTUS SUPPLEMENT NO. 2
to PROSPECTUS dated November 14, 2005

GLYCOGENESYS, INC.

Up to 9,355,276 shares
Common Stock

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated November 14, 2005, as amended by Prospectus Supplement No. 1, with respect to the resale of the 9,355,276 shares of common stock, including any amendments or supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, as amended by Prospectus Supplement No. 1, except to the extent that information in this Prospectus Supplement supersedes the information contained in the Prospectus, as amended by Supplement No. 1.

The date of this Prospectus Supplement is November 29, 2005.

Recent Developments

On November 23, 2005, we filed the following current report on Form 8-K with the U.S. Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2005

GlycoGenesys, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-26476	33-0231238
(Commission File Number)	(IRS Employer Identification No.)

31 St. James Avenue, Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 422-0674
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 - Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 18, 2005 GlycoGenesys, Inc. (the “Company”) received a letter from the Nasdaq Stock Market indicating that the Company does not comply with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Bid Price Requirement”). The Company has a 180 day period ending on May 17, 2006 to regain compliance with the Bid Price Requirement. If the Company’s closing bid price is at least $1.00 for a period of at least 10 consecutive trading days, the Company will have regained compliance with the Bid Price Requirement. If the Company has not regained compliance with the Bid Price Requirement by May 17, 2006, it will have an additional 180 day period to regain compliance ending on November 13, 2006 if the Company satisfies initial listing requirements (other than the Bid Price Requirement) for the Nasdaq Capital Market.

On November 18, 2005 the Company also received a letter from the Nasdaq Stock Market indicating that based on its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, the Company does not comply with Nasdaq Marketplace Rule 4310(c)(2)(B), which requires listed companies to have (i) a minimum of $2,500,000 in stockholders’ equity, (ii) $35,000,000 or more market value of listed securities or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The staff of the Nasdaq Stock Market is reviewing the Company’s eligibility for continued listing on the Nasdaq Capital Market and has requested that the Company provide its specific plan to achieve and sustain compliance with Nasdaq Capital Market listing requirements.

The Company will submit a plan to the Nasdaq Stock Market. The staff of the Nasdaq Stock Market will review the Company’s plans and notify the Company if it has any questions regarding the Company’s plan. If the staff of the Nasdaq Stock Market believes the Company’s plan does not adequately address the Company’s achieving and sustaining compliance with listing requirements, it will provide notification that the Company’s securities will be delisted. In such event, the Company may appeal the staff’s decision to a Nasdaq Listing Qualifications Panel. Such an appeal would stay the delisting of the Company’s common stock pending the decision of a Nasdaq Listing Qualifications Panel, which generally hears appeals within 45 days of request. The Company estimates that if a hearing was determined to be necessary, it would be held in January 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLYCOGENESYS, INC.

Dated: November 23, 2005	By:	/s/ William O. Fabbri

William O. Fabbri General Counsel